Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Completes its Acquisition of First Community Bank

Indiana, PA, October 1, 2015 - First Commonwealth Bank, the banking subsidiary of First Commonwealth Financial Corporation (NYSE: FCF), today announced that it has completed its acquisition of Columbus, Ohio based First Community Bank.
"We are very excited about our expansion into Columbus, one of the best growth markets in the state of Ohio," said T. Michael Price, Chief Executive Officer of First Commonwealth Financial Corporation. “With this acquisition, we establish our first retail branch presence in Ohio, which will allow us to begin hiring locally sourced talent and building the First Commonwealth brand in the community.” Price added, “I would also like to extend my gratitude to First Community Bank’s Chairman, President and Chief Executive Officer, Sherran Blair and her family. Sherran and her team have built a successful and well-respected institution since her family took over the bank in 1970. We firmly believe banks have the responsibility of being good corporate citizens, and they play a critical role within the communities they serve, no matter their size. First Community Bank embodied this philosophy, and we intend to continue these standards for years to come.”
First Community Bank operates three full service banking offices in Columbus and one in Sedalia, Ohio. A full systems conversion is expected to be completed by November 9, 2015. After that time, First Community Bank customers will be able to access First Commonwealth’s network of 55,000 surcharge-free ATMs worldwide, as well as 111 retail offices located across Ohio and Pennsylvania. Customers will also have access to additional products and services, including mortgage and personal loans, enhanced Online Banking and BillPay, a mobile banking app and mobile payment solutions including Apple PayTM. Business customers will have access to a wide array of financing solutions, a full line of cash management services and a set of payment processing options to help manage credit and debit card transaction processing.

Exhibit 99.1

For a complete listing of First Commonwealth’s products and services as well as office and ATM locations, please visit www.fcbanking.com or by calling the Convenience Banking Center at (800) 711-BANK (2265). TTY/TDD services are available for the speech and hearing impaired at (877) 816-1801.
About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation, headquartered in Indiana, Pennsylvania, is a financial services company with $6.3 billion in total assets, 111 banking offices in 17 counties throughout western and central Pennsylvania, central Ohio, and a Corporate Banking Business Center in northeast Ohio.  First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency.
Contact:
Investor Relations:
Ryan M. Thomas
Vice President / Finance and Investor Relations
724-463-1690
RThomas1@fcbanking.com
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